                                   EXHIBIT 2.7

                                                                  EXECUTION COPY

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


This AMENDMENT NO. 1 ("Amendment") is made as of this 18th day of February, 2000, to the Agreement and Plan of Merger dated December 17, 1999, by and between American Mutual Holding Company, an Iowa mutual insurance holding company ("AMHC"), and AmerUs Life Holdings, Inc., an Iowa corporation ("AMH") (the "Merger Agreement").

                                    RECITALS

WHEREAS, the respective Boards of Directors of AMHC and AMH have approved and will recommend to its members and stockholders, respectively, the approval of the Merger Agreement and this Amendment whereby AMH shall merge with and into AMHC, subject to the terms set forth therein and herein (the "Merger");

WHEREAS, subsequent to the date of the Merger Agreement, AMHC and AMH entered into a Combination and Investment Agreement (the "Combination Agreement"), by and among AMHC, AMH, Indianapolis Life Insurance Company, an Indiana mutual insurance company ("Indianapolis Life") and The Indianapolis Life Group of Companies, Inc., an Indiana corporation ("ILGC"), pursuant to which among other things, AMHC, AMH, Indianapolis Life and ILGC will enter into a strategic combination pursuant to a series of transactions in which AMHC and AMH will first complete the Restructuring (as defined in the Plan) and Indianapolis Life will thereafter complete a plan of conversion under applicable provisions of the insurance law of the State of Indiana (the "Indianapolis Life Demutualization") with Indianapolis Life remaining an Indiana domiciled life insurance company while becoming an indirect wholly-owned stock subsidiary of AMHC upon completion of the Indianapolis Life Demutualization;

WHEREAS, the Combination Agreement requires that AMHC and/or AMH invest $100 million in ILGC ("ILGC Investment") in return for 105.96 shares of non-voting common stock of ILGC which represents 45% of the equity in ILGC (the non-voting common stock will be exchangeable for ILGC voting stock upon receipt of regulatory approval for such exchange); and

WHEREAS, the Board of Directors of AMH adopted on February 11, 2000, the AmerUs Life Holdings, Inc. 2000 Stock Option Plan (the "AMH 2000 Stock Option Plan"); and

WHEREAS, the parties desire to amend the Merger Agreement to provide for treatment of the ILGC Investment, AMH 2000 Stock Option Plan and other matters.

NOW, THEREFORE, the parties agree as follows:

1. The last sentence of Section 3.7 is amended by striking such sentence in its entirety and substituting in lieu thereof the following sentence:

"At the Effective Time, AMHC shall assume and adopt the AmerUs Life Holdings, Inc. Non-Employee Director Stock Plan, the AmerUs Life Holdings, Inc. 1999 Non-Employee Stock Option Plan, the AmerUs Life Holdings, Inc. Stock Incentive Plan, the AmerUs Group Co. MIP Deferral Plan and the AmerUs Life Holdings, Inc. 2000 Stock Option Plan, as each such plan is maintained and administered by AMH at the Effective Time."

2. The following is added as Section 6.2(d) to the Agreement:

         "(d) Purchase Agreement. AMH shall have performed or complied in all respects with the terms of the Purchase Agreement, dated February 18, 2000, between AMH and AMHC."

3. The following is added as Section 8.7 to the Agreement:

         Section 8.7 Monetization of Non-Insurance Subsidiaries and ILGC Common Stock. Each of AMHC and AMH agrees that upon consummation of the transactions contemplated hereby, the Surviving Corporation shall be obligated to make appropriate credit to Net Cash Proceeds with respect to the Non-Insurance Subsidiaries and ILGC Common Stock and to make distributions to those persons who are Eligible Members of AMHC, in each such case to the extent required by and in accordance with the Plan. "Net Cash Proceeds," "Non-Insurance Subsidiaries," "ILGC Common Stock," and "Eligible Members" shall all have the meanings given such terms in the Plan.

4. Except as set forth herein, the Agreement remains in full force and effect and unmodified.

5. Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

         IN WITNESS WHEREOF, each of AMH and AMHC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            AMERICAN MUTUAL HOLDING COMPANY



                                            By: s/ Roger K. Brooks
                                                -------------------------------
                                                Name:  Roger K. Brooks
                                                Title: Chairman, President & CEO

                                       AMERUS LIFE HOLDINGS, INC.



                                       By: s/ Michael G. Fraizer
                                           -------------------------------
                                           Name:  Michael G. Fraizer
                                           Title: Executive Vice President & CFO


                                      -3-